Exhibit 10.2

AMENDMENT TO THE BIOPHARMACEUTICAL SERVICES AGREEMENT

THIS AMENDMENT (“Amendment”) effective as of April 27, 2012 (“Effective Date”), is between Synageva BioPharma Corp., a Delaware corporation with a principal office at 128 Spring Street, Suite 520, Lexington MA 02421 (phone: 781-357-9900; fax: 781-357-9901) (“Synageva”) and Cytovance Biologics, Inc. a Delaware corporation having its principal place of business at 800 Research Parkway, Suite 200 Oklahoma City, OK 73104 (“Cytovance”).

WHEREAS, Synageva and Cytovance are parties to a Sales and Services Agreement effective February 27, 2012 (the “Agreement”); and

WHEREAS, the parties desire to modify the Agreement as described below.

NOW, THEREFORE, in consideration of the above, with respect to the Agreement, the parties hereby agree to the following:

1.	Capitalized terms used but not defined in this Amendment will have the meanings ascribed to them in the Agreement.

2.	The following new Section 33 is added:

33.	Disposition of Equipment

Any and all additional capital requirements and associated equipment cost, including but not limited to: inspection, transportation, qualifications, and validation cost will be the sole and exclusive economic responsibility of Synageva, so long as such associated equipment costs are limited to equipment that is used exclusively for performing the Services. All such costs are to be paid for by Synageva in advance before Cytovance initiates purchases orders.

Any and all equipment purchased by Synageva under this Agreement shall be and remain the sole property of Synageva, and is to be used by Cytovance solely for performing the Services. Upon request in writing from Synageva and at its sole cost, Cytovance shall make all reasonable U.S. Uniform Commercial Code or other filings necessary to secure and evidence Synageva’s ownership of such equipment. Cytovance shall not remove such equipment from its facilities without the prior written consent of Synageva. Repairs and maintenance work on such equipment shall only be carried out by authorized service providers. Cytovance is liable for damages to or loss of such equipment other than normal wear and tear. Cytovance shall, upon request from Synageva and at Synageva’s sole cost, arrange to have the equipment shipped to a location designated by Synageva.

Upon execution, this Amendment shall be made a part of the Agreement and shall be incorporated by reference. Except as provided herein, all other terms and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed or caused this Amendment to be executed by their respective officers or other representatives duly authorized.

SYNAGEVA BIOPHARMA CORP.		CYTOVANCE BIOLOGICS, INC .

By:		By:

Print Name:	Eugene J. Kim	Print Name:

Title:	Legal Counsel, Director of Intellectual Property	Title:

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